FAT BRANDS ACQUIRES YALLA MEDITERRANEAN

Rapidly Growing West Coast Franchisor Expands with Acquisition of Authentic Mediterranean

Cuisine Chain

LOS ANGELES (December 4, 2018) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) completed the acquisition of Yalla Mediterranean, a Los Angeles-based chain specializing in authentic, healthful Mediterranean cuisine and environmentally-friendly operations. With the acquisition of Yalla Mediterranean, FAT Brands franchises more than 300 restaurants worldwide and has over 300 additional restaurants under development in 32 countries, with annual system-wide sales greater than $300 million.

Founded in 2014, Yalla Mediterranean serves authentic cuisine prepared fresh daily with farm-friendly, GMO-free local ingredients from a menu that includes vegetarian, vegan, gluten-free and dairy-free options to accommodate customers with a wide variety of dining needs and preferences. The brand demonstrates its commitment to the environment by using responsibly-sourced proteins and utensils, bowls and serving trays made from compostable materials. Each of Yalla’s seven locations across California also feature on-tap selections of craft beers and fine wines.

FAT Brands’ acquisition of Yalla Mediterranean expands its already-diverse portfolio of brands, which includes Fatburger, Buffalo’s Cafe, Buffalo’s express, Hurricane Grill & Wings and Ponderosa and Bonanza Steakhouses.

“Yalla Mediterranean’s commitment to authentic, healthy and responsibly-sourced products aligns strongly with FAT Brands’ commitment to providing guests with high-quality, made-to-order meals,” said Andy Wiederhorn, President and CEO of FAT Brands. “By bringing Yalla Mediterranean into the FAT Brands family, we’ll be able to help the brand grow its footprint in its existing markets and expand to new markets through our extensive network of franchise partners.”

For more information on Yalla Mediterranean, visit YallaMedi.com. Additional information about FAT Brands is available at FATBrands.com.

###

Fresh. Authentic. Tasty. Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns seven restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, that have over 300 locations open and more than 300 under development in 32 countries.

About Yalla Mediterranean

Yalla is a growing fast-casual restaurant brand specializing in authentic Mediterranean cuisine in a vibrant, environmentally-friendly space. Currently located in Pleasant Hill, Fremont, Walnut Creek and Dublin in California’s Bay Area as well as Burbank, Seal Beach and Culver City in Southern California, the restaurant offers a warm and inviting environment for guests to enjoy flavorful, authentic, and healthy Mediterranean cuisine.

Contacts:

Investor Relations:

ICR

Alexis Tessier

IR-FATBrands@icrinc.com

203-682-8286

PCG Advisory Group

Vivian Cervantes

vivian@pcgadvisory.com

646-863-6274

Media Relations:

Konnect Agency

Liz Duggan/Rebecca Campbell

eduggan@konnectagency.com

rcampbell@konnectagency.com

646-453-7516